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SECURITIES AND EXCHANGE COMMISSION

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MOBILE MINI, INC.

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4646 E. Van Buren Street

Suite 400

Phoenix, Arizona 85008

April 21, 2015

Re:	Supplemental Information Regarding Proposal 3: Advisory Resolution Regarding Executive Compensation

2015 Annual Meeting of Stockholders to be held April 30, 2015

Dear Fellow Stockholder:

By now you should have received Mobile Mini’s Notice of our 2015 Annual Meeting of Stockholders and Proxy Statement. You can also view our Proxy Statement at http://www.mobilemini.com/investor-info/sec-filings.

We are writing to ask for your support at the Annual Meeting by voting in accordance with the recommendations of our Board of Directors (the “Board”) on all proposals. In particular, we request your support on Proposal 3, Advisory Resolution Regarding Executive Compensation, also known as “Say on Pay.”

The two major proxy-advisory firms, Glass Lewis and Institutional Shareholder Services (“ISS”), have recommended a vote against our Say on Pay proposal.

Mobile Mini takes the concerns of our stockholders seriously and after careful consideration, have already implemented changes to address specific issues cited by the proxy advisory firms and provide below additional disclosure regarding specific feedback from our conversations with stockholders during the past year. For these reasons, we believe it is appropriate and important for you to consider the Company’s responses below and support the Board on all proposals, including the re-election of our directors and Proposal 3 (Say on Pay).

Mobile Mini Eliminates “Single Trigger” Employment Agreement Provisions

One of the major proxy advisory firm’s negative Say on Pay recommendation is largely due to the employment agreement entered into during 2014 with Kelly Williams, the Company’s Executive Vice President, Operations. Mr. Williams’ agreement was similar in form and benefits to the historical agreements of Mobile Mini’s other Named Executive Officers (other than our CEO’s agreement, which is slightly different). It provided that in the event of a change of control, Mr. Williams would be entitled to change in control severance benefits for up to one year following an acquisition, whether he was terminated without Cause or quit voluntarily. This is often referred to as a modified “single trigger” agreement.

On April 20, 2015, the Company amended the employment agreements of Mr. Williams and our other NEOs (other than Mr. Olsson’s agreement which did not contain this provision) to eliminate this “single trigger” provision. Under the newly amended agreements, the change in control severance benefits would only be payable following a change in control if the executive was terminated without Cause or due to death or disability (a so-called “double trigger”). Going forward, the Company will not enter into any employment agreements with “single trigger” provisions.

Mobile Mini Provides Additional Disclosure Regarding its Response to 2014’s Say on Pay Vote

We also feel it is important to provide additional detail in our disclosure around the Company’s response to the 2014 Say on Pay vote, specifically “discussions with stockholders about the reason for the low vote support.” As discussed in the originally filed proxy statement for the upcoming Annual Meeting, the Board believes that the Say on Pay advisory vote is an important means of obtaining feedback from our stockholders about executive compensation. At our 2014 Annual Meeting, we received 64% approval of the Company’s executive compensation policies and procedures, a percentage that is below the stockholder approval rate expected by the Board.

As a result of this vote, the Compensation Committee and the Board of Directors undertook an internal review of both the Company’s corporate governance and pay practices. Additionally, we wanted direct feedback from large stockholders and reached out to the Company’s largest 25 investors (representing over 80% of our outstanding shares) and one of the proxy advisory firms to get feedback on the 2014 vote, viewpoints on our corporate governance and executive compensation program and any recommended changes.

We contacted each of these 25 investors and the proxy advisory firms offering meetings with management and Jeff Goble, Chairman of our Compensation Committee. Of the investors we contacted, holders representing approximately 35% of our outstanding shares expressed interest in meeting with us. Of the investors we spoke to, we received the below feedback:

•

Reason for 2014 Say on Pay Vote Result. We heard generally positive feedback on our efforts to improve our corporate governance features and pay practices. Specifically, stockholders stated that the relatively low vote support in 2014 was almost exclusively due to the one-time sign-on equity grants given to Mr. Olsson, not to the Company’s ongoing pay practices. These stockholders stated that they believed this was a one-time event and did not expect this to impact Say on Pay approval at the 2015 Annual Meeting.

•

Focus on Governance. Discussions with stockholders and the proxy advisory firm tended to focus more on the Company’s recent positive corporate governance initiatives and potential areas for the Board’s Governance Committee to consider in the future, rather than pay, but each discussion did include a review of the Company’s pay practices. Our largest stockholders shared that they believed the Company’s pay practices were consistent with good governance.

•	Annual Bonus Program. We received no negative feedback regarding our short-term (annual bonus) incentive program.

•	Mr. Williams’ Employment Agreement. No stockholder we spoke to or the proxy advisory firm raised the issue of Mr. Williams’ “single trigger” employment agreement.

•

Long-term Incentives (“LTI”) Equity Grants. The overwhelming majority of the feedback we received from our largest stockholders was positive and included input that they favored our move away from our historical use of performance based restricted stock vesting since performance goals in future years were difficult to forecast, that we should resist calls to change our compensation plans unless circumstances change and that based on the Company’s increase in stock price over the last two years, our pay program is working.

Along with the above positive feedback, one stockholder we spoke to suggested that the premium we use to grant premium based options be increased from 15% to 25% and another requested that the Board consider eliminating stock options and returning to performance-based restricted stock for a portion of the Company’s equity grants. Finally, one stockholder we spoke to stated that they support the Company’s use of premium stock options but usually prefer performance based restricted stock.

After reviewing this direct feedback, including that the lower than expected 2014 Say on Pay approval rate was primarily due to one-time sign-on grants, the Compensation Committee, in consultation with its independent compensation advisor, did not believe it was appropriate to materially alter the Company’s pay practices for 2015. However, the Compensation Committee plans to conduct another stockholder outreach program and review the latest in best practices during 2015, prior to approval of any short-term or long-term incentive programs or equity grants for 2016.

In an effort to make continuous improvements, in early 2015, the Compensation Committee and the Board adopted additional holding requirements for executive officers, which require each executive to retain at least 50% of each grant of equity as it vests until he or she has reached the required ownership level under previously adopted ownership requirements. Additionally, as discussed in the original proxy statement, the Board made several significant stockholder-friendly corporate governance changes in 2014.

We agree with one of the major proxy advisory firms review of our pay program that pay for performance indicates a “Low” level of concern, that Mr. Olsson’s compensation has normalized in his second year as CEO and that annual incentives to executives decreased commensurate with one year total shareholder return performance. As stated in the advisory firms’ reports, the Company’s financials are strong, with increases in revenue, income, EBITDA and EPS while paying out only 76% of target for bonuses.

Accordingly, we believe there is no pay for performance disconnect in the Company’s pay practices. Additionally, we also disagree with the view expressed by one of the proxy advisory firms that premium issued stock options are not strongly aligned with the performance of the Company or the interests of stockholders. Reasonable minds can differ as to whether stock options should be issued at a strike price with no premium to market price, a 15% premium strike price or a 25% premium strike price, but we believe the price of Mobile Mini stock does reflect Company performance and is directly aligned with the interest of stockholders. In fact, we can think of no better alignment with the interests of our stockholders than an increase in the value of their investment in Mobile Mini stock.

Finally, we would note in response to Glass Lewis’ stated concern that Mr. Trachtenberg is not independent and yet a member of certain Board committees that Mr. Trachtenberg did not become a member of any Board Committee until after February 2015 when he was eligible to be considered as an independent director under SEC and NASDAQ rules.

We urge you to review the information offered in our proxy statement and consider the additional points in our analysis above, and vote FOR all Board Proposals, including the re-election of our Directors and Proposal 3 (Say on Pay).

We also welcome the opportunity to speak with you. Please contact Chris Miner, our Corporate Secretary, at (480) 477-0241 or cminer@mobilemini.com to discuss any of these points or our program generally.

Sincerely,

Jeffrey S. Goble	Michael L. Watts
Chair, Compensation Committee	Chairman of the Board of Directors